UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SKECHERS U.S.A., INC.

(Name of Registrant as Specified in Its Charter)

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SUPPLEMENTAL DISCLOSURE REGARDING ATTENDANCE AT BOARD MEETINGS

On April 14, 2021, Skechers U.S.A., Inc. (the “Company”) filed its definitive proxy statement on Schedule 14A (the “Proxy Statement”) and the related proxy card (the “Proxy Card”) for the Company’s 2021 Annual Meeting of Stockholders with the Securities and Exchange Commission (the “SEC”). The Proxy Statement was filed in connection with the Company’s 2021 Annual Meeting of Stockholders to be held on May 26, 2021 at 1:00p.m. Pacific Time.

The Company is filing this supplemental disclosure to the Proxy Statement with the SEC (the “Supplement”) to supplement the information contained in the Proxy Statement concerning director attendance at meetings of the Company’s Board of Directors and its committees in 2020. The first sentence in the second paragraph under “Board of Directors, Committees of the Board and Attendance at Meetings,” which appears on page nine of the Proxy Statement, is amended and restated as follows:

Our Board of Directors met four times in 2020, and all but one of the directors, Michael Greenberg, attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served. Mr. Greenberg was unable to attend certain Board meetings due to unavoidable scheduling conflicts.

Other than the addition of this supplemental disclosure to the Proxy Statement, no other changes have been made to the Proxy Statement or the Proxy Card and they continue to be in full force and effect as originally filed.